February 21, 2019

Darren Tindale
Chief Financial Officer
Body and Mind, Inc.
750   1095 West Pender Street
Vancouver, British Columbia
Canada V6E 2M6

       Re: Body and Mind, Inc.
           Registration Statement on Form 10-12G
           Filed June 1, 2018
           File No. 000-55940
           Form 10-K for Fiscal Year Ended July 31, 2018
           File No. 000-55940

Dear Mr. Tindale:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Healthcare
& Insurance
cc:    Michael Shannon, Esq.